Exhibit 10.28

Execution Copy

Amendment No. 1 to Executive Employment Agreement

WHEREAS, Robert S. Mathews (“Executive”) entered into that certain Executive Employment Agreement with Von Hoffmann Press, Inc. (now Von Hoffman Corporation, the “Company”), dated as of January 31, 2002, with an Effective Date as of January 1, 2002 (the “Original Agreement” and as amended hereby, the “Agreement”); and

WHEREAS, the Company desires to extend the Employment Period and make certain other modifications to the Original Agreement in consideration thereof.

WHEREAS, the Company is an indirect wholly owned subsidiary of Jostens IH Corp., a Delaware corporation (“JIHC”).

NOW, THEREFORE, in consideration of the mutual undertakings contained herein and in the Original Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Agreement.

2.                                       All references to “the Chief Executive of the Company” shall be to “the Chief Executive of JIHC”, including, without limitation in Section 2.2 of the Agreement. Without limitation, Section 2.2 (b) is hereby amended to provide that Executive shall at all times report and be subject to the lawful direction of the Chief Executive Officer of JIHC and the Board of Directors as otherwise provided.

3.                                       Section 2.3(a) is hereby amended to read as follows: “During the Employment Period, Executive’s base salary shall be $300,000 (subject to increase, if any, provided under Section 2.3(d)) per annum (the “Base Salary”), which salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to deductions for customary withholding, including, without limitation, federal and state withholding taxes, social security taxes and state disability insurance.”

The first sentence of Section 2.3(b) is deleted in its entirety and all references to “Non-Discretionary Bonus” in the Agreement are deleted. In addition, the balance of Section 2.3(b) is deleted and replaced with the following:  “During the Employment Period, Executive shall be eligible to participate in such annual bonus program in which other senior executives of the Company are generally eligible to participate, subject to and on such terms and conditions and at such level as determined by the Board on an annual basis. References to “Total Annual Bonus” shall be to any such bonus payable on the terms and conditions under such plan referenced in the preceding sentence.”

4.                                       Section 2.4(a) is hereby amended to read as follows: “The Employment Period shall be automatically extended as of 12:01 on January 1, 2005 (the “Extension Effective Time”) for rolling one month period(s) on the terms and conditions hereunder with each one month period commencing on the first day of each successive calendar month and expiring on the last day of each such calendar month, unless either party gives written notice of non-renewal to the other party at least 10 days prior to the first day of the next calendar month, in which case the Employment Period will expire on the last day of the calendar month in which such notice is given (the initial term together with each monthly extension, the “Employment Period”). Any such written notice of non-renewal by the Company shall be deemed a termination by the Company without Cause under Section 2.4(d); any written notice of non-renewal by the Executive shall be deemed a voluntary resignation under Section 2.4(b).” Section 2.4(a) of the Original Agreement is amended accordingly and as of the Extension Effective Time references to the Employment Period shall be to such term as defined in the preceding sentence.

5.                                       The exception clause in Section 2.4(d) is revised to provide as follows: “except that Executive shall be entitled to (i) an amount in cash equivalent to $375,000 (gross) as salary continuation, which shall be payable in fifteen (15) equal monthly payments of $25,000 (gross) each, less applicable withholding, and (ii) the Company will allow Executive (and those of his dependents enrolled at the time of his separation) to continue health and dental care coverage in accordance with the terms and conditions of the plan(s) applicable to Executive on the date of separation, as they may be replaced or changed from time to time, during the period that Executive is receiving salary continuation, provided that active employee health and dental benefits will cease on the date Executive otherwise becomes eligible to obtain substantially comparable health benefits elsewhere (the “Benefits Period”).  Executive will be responsible for the active employee contribution amount for such coverage for him and his dependents during the Benefits Period.  Such continued coverage will be subject to the terms and conditions of such benefit plans as apply to active employees generally, including the Company’s right to amend and terminate such plans.  Following the Benefits Period Executive and his dependents, to the extent they are enrolled in the plans at the conclusion of the Benefits Period, will have the right to continued coverage pursuant to and in accordance with COBRA for the remainder of the applicable COBRA period (the COBRA period will begin upon the qualifying event of Executive’s loss of employment with the Company), subject to, among other things, the payment of premiums.”

In addition, the last sentence of Section 2.4(d) is revised to read as follows:  “Any payments to be made pursuant to clause (i) above shall be made in monthly installments on the payment dates on which Executive’s Base Salary would have otherwise been paid if the Employment Period had continued, and as of the date of the final such payment none of the Company, Holding, or any other member of the Company Group shall have any further obligation to Executive pursuant to this Section 2.4.”

Except as amended above, Section 2.4(d) remains as written in the Original Agreement. Section 2.4(e) is hereby amended by replacing the word “payments” with “compensation” throughout such Section 2.4(e).

6.                                       The severance and other consideration given pursuant to Section 2.4(d) in the case of a termination without Cause, shall be given in consideration for the execution and delivery by the Executive of a release in form and substance reasonably satisfactory to the Company pursuant to which the Executive releases the Company, the Company Group and each affiliate and agent of the Company Group, and each stockholder, officer, director and employee thereof, from any and all claims the Executive may have against any of them by reason of his employment or termination of such employment.

7.                                       References to “Company Group” shall mean, collectively, Holding, the Company and their respective Subsidiaries, successors and assigns, excluding for all purposes, including for purposes of “subsidiary or “Subsidiary”, the Lehigh Direct operations.

8.             References to “Holding” shall be to Von Hoffmann Holdings Inc.

9.                                       Section 3.3 of the Original Agreement is hereby amended to provide that notices to the Company or Holding shall be sent to:

Jostens IH Corp.

1 Byram Brook Place

Armonk, New York 10504

Attention: General Counsel

and to Executive:

11929 Edwards Place Court

St. Louis, Missouri  63128

10.                                 Each party hereby acknowledges and agrees that except as expressly amended hereby the terms and conditions of the Original Agreement are ratified and confirmed and remain in full force and effect. This amendment supersedes all prior discussions or writings on the subject matter hereof (the amendment of the Original Agreement).

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Executive Employment Agreement as of this 30th day of December, 2004.

VON HOFFMANN HOLDINGS INC.

By:	/s/ Marie D. Hlavaty

VON HOFFMANN CORPORATION

By:	/s/ Marie D. Hlavaty

/s/ Robert S. Mathews
ROBERT S. MATHEWS